LOAN AGREEMENT

PARTIES:

Mark Brian White of Mila, Route du Sportiff, Champery, CH1874 and Brian James Collins of Heidweg 7B, Klosters, CH7250 – together called the "Lenders" and;

One Horizon Group Plc, Fleming Court, Leigh Road, Eastleigh, Southampton SO50 9PD, UK ("OHG").

LOAN TERMS:

This loan agreement supersedes in its entirety the loan agreement in the amount of US$1,500,000 signed between the Lenders and Intelligent Communication Enterprise Corporation which prior loan agreement was signed in error.

1. Loan Amount

The amount lent by the Lenders to OHG is US$1,500,000 (One million, five hundred thousand US Dollars) (the "Loan").

2. Term

The Loan was made by the Lenders to OHG on 13 November 2012 and is repayable in cash or shares at the Lenders discretion. The repayment date will be at 31 December 2014 or earlier at the Lenders discretion giving at least 90 days' notice to OHG.

3. Conversion Price

All or part of the Loan together with any unpaid interest can be repaid by the issue of One Horizon Group Plc. 10c Ordinary Shares at the conversion price of $1.50 per share.

4. Security and Interest

The Loan is unsecured and interest accrues at 0.21% per cent per annum.

The above constitutes the agreement between the Parties.

Dated: as of 13 November 2012

For and on behalf of One Horizon Group Plc

Martin Ward, CFO

Mark Brian White, Lender

Brian James Collins, Lender